Exhibit 13

JOINDER TO LOCK-UP AGREEMENT

July 1, 2026

Reference is made to the Lock-Up Agreement, dated as of August 11, 2025, by and among BridgeBio Oncology Therapeutics, Inc., a Delaware corporation (the “Company”) (formerly known as Helix Acquisition Corp. II, a Cayman Islands exempted company, prior to its domestication as a Delaware corporation), Helix Holdings II LLC, a Cayman Islands limited liability company (the “Sponsor”), and the other Holders (as defined therein) from time to time party thereto (as may be amended from time to time, the “Lock-Up Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Lock-Up Agreement.

Section 3 of the Lock-Up Agreement provides that the transfer restrictions set forth in Section 1 of the Lock-Up Agreement do not apply to a Transfer to, among other persons, any members or partners of the Holder or their affiliates, provided that the transferee(s) of such Transfer enter into a written agreement, in substantially the form of this Agreement, agreeing to be bound by these Transfer restrictions.

On or about the date hereof, the Sponsor distributed to its members in accordance with the terms of its organizational documents, all of the Lock-Up Shares held by the Sponsor, in the amounts as set forth on Annex A hereto (such shares, the “Distributed Lock-up Shares”), and in connection therewith, such members agreed to enter into this joinder to the Lock-Up Agreement.

By executing this joinder, each of the undersigned hereby agrees that, as of the date first set forth above, the undersigned shall become a party to the Lock-Up Agreement and shall be bound by, and shall be subject to the transfer restrictions set forth in the Lock-Up Agreement with respect to the Distributed Lock-up Shares, in the same manner as if such person was an original signatory to the Lock-Up Agreement and as if the Distributed Lock-up Shares were “Lock-up Shares” thereunder.

Sections 7 through 9 of the Lock-Up Agreement shall apply to this joinder mutatis mutandis. This joinder may be executed in multiple counterparts, including by means of facsimile or electronic signature, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the undersigned have duly executed this Joinder as of the date first set forth above.

BRIDGEBIO ONCOLOGY THERAPEUTICS, INC.

By:	/s/ Idan Elmelech
Name:	Idan Elmelech
Title	Chief Operating Officer

CORMORANT PRIVATE HEALTHCARE FUND III, LP

By:	CORMORANT PRIVATE HEALTHCARE GP III, LLC, its General Partner

By:	/s/ Bihua Chen
Name:	Bihua Chen
Title	Managing Member

CORMORANT PRIVATE HEALTHCARE FUND V, LP

By:	CORMORANT PRIVATE HEALTHCARE GP V, LLC, its General Partner

By:	/s/ Bihua Chen
Name:	Bihua Chen
Title	Managing Member

CORMORANT GLOBAL HEALTHCARE MASTER FUND, LP

By:	CORMORANT GLOBAL HEALTHCARE GP, LLC, its General Partner

By:	/s/ Bihua Chen
Name:	Bihua Chen
Title	Managing Member

Annex A

Distributed Lock-up Shares

Name	Number of Shares
Cormorant Private Healthcare Fund III, LP	2,692,459
Cormorant Private Healthcare Fund V, LP	1,704,862
Cormorant Global Healthcare Master Fund, LP	130,865
TOTAL	4,528,186